For Immediate Release:

MICHAEL J. GADE JOINS
RENT-A-CENTER, INC.
BOARD OF DIRECTORS
_________________________

Plano, Texas, May 23, 2005 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NNM:RCII), the nation’s largest rent-to-own operator, announced today that Michael J. Gade has been named to its Board of Directors. Since 2004, Mr. Gade has been an Executive in Residence at the University of North Texas as a professor of marketing and retailing. A founding partner of the consulting firm Challance Group, LLP, Mr. Gade has thirty years of marketing and management experience, most recently serving as a senior executive for the southwest region of Home Depot, Inc. from 2003-2004. From 2000 to 2003, Mr. Gade served as Senior Vice President, Merchandising, Marketing and Business Development for 7-Eleven, Inc. Prior to that time, Mr. Gade spent five years with Associates First Capital Corporation as Executive Vice President, Strategic Marketing and Development. Mr. Gade earned a Masters Degree in Business Administration and a Bachelor of Science from Ohio State University.

"Mike Gade is an outstanding addition to our Board of Directors," stated Mark E. Speese, Chairman of the Board and Chief Executive Officer of the Company. "His experience in retail marketing adds additional depth to our board, and we expect his executive management skills to be a valuable resource for the Company," Speese said.

"I am very pleased to be joining the Board of Directors of Rent-A-Center," said Mr. Gade. "The Rent-A-Center management team has established the leading name in its industry. I am pleased to become part of this dynamic organization and lend my support to the continuation of exciting growth under the leadership of Mark Speese," he concluded.

Mr. Gade was appointed by the Board of Directors to replace Andrew S. Jhawar, Partner of Apollo Management, L.P., who resigned from the Board of Directors on May 18, 2005. Mr. Gade will serve the remainder of Mr. Jhawar’s term, which expires at the Company’s 2006 annual meeting of stockholders.

“We appreciate Andy’s dedicated service as a member of our Board of Directors, serving since 2001 as the director designated by Apollo under our stockholders agreement,” commented Mr. Speese. “Andy’s expertise, together with that of Peter Copses and Larry Berg, the remaining Apollo designated directors, has been very valuable to the Company and instrumental in the Company’s success since Apollo’s original investment in the Company in 1998.”

Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates 2,864 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as home electronics, appliances, computers and furniture and accessories to consumers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of 308 rent-to-own stores, 296 of which operate under the trade name of "ColorTyme," and the remaining 12 of which operate under the "Rent-A-Center" name.

Contacts for Rent-A-Center, Inc.:

David E. Carpenter Vice President of Investor Relations (972) 801-1214 dcarpenter@racenter.com